Exhibit 99.1

PACKAGING CORPORATION OF AMERICA REPORTS THIRD QUARTER 2012 RESULTS

Lake Forest, IL, October 15, 2012 – Packaging Corporation of America (NYSE: PKG) today reported third quarter 2012 net income of $40 million, or $0.41 per share, which included after-tax charges of $13 million, or $0.14 per share, from debt refinancing charges. Net income, excluding these charges, was $53 million, or $0.55 per share, compared to third quarter 2011 net income of $43 million, or $0.43 per share, which excludes energy project asset disposal charges.

The $0.12 per share earnings increase, excluding special items, was driven by higher containerboard and corrugated products volume ($0.07), and lower costs for energy ($0.05), recycled fiber ($0.04) and chemicals ($0.02). These items were partially offset by higher costs for labor and benefits ($0.03), interest ($0.02) and depreciation ($0.02).

Excluding special items, net income for the first nine months of 2012 was a record $142 million, or $1.45 per share, compared to $122 million, or $1.21 per share, in 2011. This earnings increase of $0.24 per share was driven by higher containerboard and corrugated products volume ($0.23), lower costs for energy ($0.14), recycled fiber ($0.08) and chemicals ($0.05) and a lower share count from share repurchases ($0.04). These items were partially offset by higher costs for labor and benefits ($0.09), depreciation ($0.07), interest ($0.06) and transportation ($0.04), and lower export pricing ($0.05).

Net sales were a record $723 million, up 8% compared to the third quarter of 2011, and year-to-date net sales were a record $2.1 billion, up 7% over 2011.

Corrugated products shipments per workday were up 5.7%, including 3.1% from acquisitions, and were up 4.0% in total with one less shipping day this year. Outside sales of containerboard were up 8,000 tons over last year’s third quarter. Containerboard production was 670,000 tons, up 20,000 tons over the third quarter of 2011. Containerboard inventories at the end of September were 9,000 tons below second quarter levels.

Commenting on results, Mark W. Kowlzan, Chief Executive Officer of PCA, said, “We had a very strong quarter in all aspects of our operations. Our mills ran extremely well setting an all-time production record, and both our containerboard and corrugated products demand remained strong. We implemented a $50 per ton domestic containerboard price increase during the third quarter and are now in the process of implementing a corresponding price increase for corrugated products, which we expect to essentially complete in the fourth quarter.”

“Looking ahead,” Mr. Kowlzan added, “we expect higher earnings from our announced price increases, but an entire quarter’s earnings benefit from these price increases will not be fully realized until the first quarter of 2013. The earnings improvement from higher prices in the fourth quarter is expected to be partially offset by seasonally higher costs due, in part, to colder weather. Considering these items, we expect fourth quarter earnings of about $0.61 per share.”

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.6 billion in 2011. PCA operates four paper mills and 71 corrugated products plants in 26 states across the country.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS: (877) 454-2509

PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America’s 3rd Quarter 2012 Earnings Conference Call

WHEN:	Tuesday, October 16, 2012 10:00 a.m. Eastern Time

NUMBER:	(866) 814-1914 (U.S. and Canada) or (703) 639-1358 (International) Dial in by 9:45 a.m. Eastern Time Conference Call Leader: Mr. Mark Kowlzan

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	October 16, 2012 1:00 p.m. Eastern Time through October 30, 2012 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada) or (703) 925-2533 (International) Passcode: 1593080

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Three Months Ended September 30,
(in millions, except per share data)	2012		2011
Net sales	$723.5		$670.8
Cost of sales	(560.9)		(533.1)

Gross profit	162.6		137.7
Selling and administrative expenses	(51.5)		(48.9)
Corporate overhead	(17.0)		(16.4)
Other expense, net	(2.0)		(1.2)

Income before interest and taxes	92.1		71.2
Interest expense, net	(30.6	)(1)	(6.7)

Income before taxes	61.5		64.5
Provision for income taxes	(21.7)		(22.7)

Net income	$39.8		$41.8

Earnings per share:
Basic	$0.41		$0.42

Diluted	$0.41		$0.42

Basic common shares outstanding	96.4		99.0
Diluted common shares outstanding	97.3		100.0

Supplemental financial information:
Capital spending	$25.1		$69.8
Cash balance	$140.9		$40.1

Notes to Consolidated Earnings Results

(1)	Includes $21.1 million of pre-tax debt refinancing charges.

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Nine Months Ended September 30,
(in millions, except per share data)	2012		2011
Net sales	$2,107.3		$1,965.8
Cost of sales	(1,641.6)		(1,558.0)

Gross profit	465.7		407.8
Selling and administrative expenses	(156.4)		(145.1)
Alternative fuel mixture credits	95.5	(1)	—
Corporate overhead	(51.6)		(48.3)
Other expense, net	(8.2)		(9.5)

Income before interest and taxes	345.0		204.9
Interest expense, net	(53.5	)(2)	(19.9)

Income before taxes	291.5		185.0
Provision for income taxes	(188.7	)(1)	(66.4)

Net income	$102.8	(1)	$118.6

Earnings per share:
Basic	$1.07		$1.19

Diluted	$1.05		$1.17

Basic common shares outstanding	96.4		99.9
Diluted common shares outstanding	97.5		101.0
Supplemental financial information:
Capital Spending	$94.4		$215.0

Notes to Consolidated Earnings Results

(1)	In the first quarter of 2012, the company amended its 2009 tax return to reduce the gallons claimed as cellulosic biofuel producer credits previously recorded as a tax benefit, and increase the gallons claimed for alternative fuel mixture credits previously recorded as income. The increase in gallons claimed as alternative fuel mixture credits resulted in income of $95.5 million, and the decrease in gallons claimed as cellulosic biofuel producer credits resulted in a decrease in tax benefits of $118.5 million, or a net charge of $23.0 million.
(2)	Includes $24.8 million of pre-tax debt refinancing charges.

Packaging Corporation of America

Reconciliation of Non-GAAP Financial Measures (1)

Unaudited

	Three Months Ended September 30,
	2012		2011
(in millions, except per share data)	Net Income	EPS	Net Income	EPS
As reported	$39.8	$0.41	$41.8	$0.42

Special items:
Debt refinancing charges (2)	13.5	0.14	—	—
Asset disposal charges (3)	—	—	1.0	0.01

Total special items	13.5	0.14	1.0	0.01

Excluding special items	$53.3	$0.55	$42.8	$0.43

	Nine Months Ended September 30,
	2012		2011
(in millions, except per share data)	Net Income	EPS	Net Income	EPS
As reported	$102.8	$1.05	$118.6	$1.17

Special items:
Debt refinancing charges (2)	16.0	0.16	—	—
Asset disposal charges (3)	—	—	4.2	0.04
Medical benefits reserve adjustment (4)	—	—	(1.0)	—
Biofuel tax credits (5)	23.0	0.24	—	—

Total special items	39.0	0.40	3.2	0.04

Excluding special items	$141.8	$1.45	$121.8	$1.21

Notes to Reconciliation of Non-GAAP Financial Measures

(1)	Net income and earnings per share excluding special items are non-GAAP financial measures. The after-tax effect of special items are excluded as management considers such items to be unusual in nature. Management uses these measures to focus on PCA’s on-going operations and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.
(2)	Represents charges from the company’s debt refinancing.
(3)	Represents charges from asset disposals related to major energy projects.
(4)	Represents income from an adjustment to reserves related to medical benefits.
(5)	Represents a charge from the amendment of our 2009 federal income tax return related to biofuel credits. (See Notes under Consolidated Earnings Results.)